Exhibit 99.(a)(1)(H)

                         FORM OF ELECTRONIC CONFIRMATION
                    OF PARTICIPATION IN THE OFFER TO EXCHANGE
                               (Exchange for Cash)

[communication to be in email format]

Confirmation of Participation in the Offer to Exchange

Thank you for participating in PDI's offer to exchange certain stock options for cash. You have elected to exchange the following options:

      Grant Date           Exercise Price           Number of Outstanding Shares
      ----------           --------------           ----------------------------


            TOTAL

Cash consideration form/withholding required: Based upon the exchange ratios set forth in the Offer to Exchange, the aggregate value of your consideration is $_____. PDI will withhold your applicable taxes and charges relating to the consideration. The remaining amount will be paid to you as soon as practicable after the Offer termination date.

If you have any questions regarding the above, please send an email to exchangeplanadmin@pdi-inc.com.


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